Exhibit 3.195
FILED
MAR 04 2002
IN THE OFFICE OF
JOE MANCHIN III
SECRETARY OF STATE
ARTICLES OF INCORPORATION
OF
OAK HILL HOSPITAL CORPORATION
The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the West Virginia Corporation Act (the “Act”), does hereby adopt the following Articles of Incorporation for such corporation:
ARTICLE ONE
The name of the Corporation is Oak Hill Hospital Corporation.
ARTICLE TWO
The complete address of the corporation’s principal office in West Virginia is 1600 Laidley Tower, Charleston, WV 25301. The complete address of the corporation’s principal office outside of West Virginia is 155 Franklin Road, Suite 400, Brentwood, Williamson County, Tennessee 37027.
ARTICLE THREE
The street address of the initial registered office of the Corporation is 1600 Laidley Tower, Charleston, WV 25301; and the name of its initial registered agent at such address is Corporation Service Company.
ARTICLE FOUR
The corporation is for-profit.
ARTICLE FIVE
The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of $.01 par value per share common stock.
ARTICLE SIX
The character of business which the Corporation actually intends to conduct in the State of West Virginia is health care services and to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Act.

ARTICLE SEVEN
The provisions for the regulation of the internal affairs of the Corporation are set forth in the Bylaws of the Corporation.
ARTICLE EIGHT
The provisions granting, limiting or denying preemptive rights to shareholders are set forth in the Bylaws of the Corporation.
ARTICLE NINE
The name and address of the incorporator is:
Virginia D. Lancaster
155 Franklin Road, Suite 400
Brentwood, Tennessee 37027
ARTICLE TEN
The number of directors of the Corporation may be fixed by the Bylaws.
The number of directors constituting the initial board of directors ifsthree (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until a successor is elected and qualified are:

David L. Miller	W. Larry Cash
155 Franklin Road, Suite 400	155 Franklin Road, Suite 400
Brentwood, TN 37027	Brentwood, TN 37027
Rachel A. Seifert
155 Franklin Road, Suite 400
Brentwood, TN 37027
ARTICLE ELEVEN
The names of the individuals who have signature authority on documents filed with the Secretary of State until the names of the President and Secretary are filed on the annual reports are: Rachel A. Seifert, Virginia D. Lancaster or Sherry S. Connelly, 155 Franklin Road, Suite 400, Brentwood, Tennessee 37027.
ARTICLE TWELVE
The period of the Corporation’s duration is perpetual.
ARTICLE THIRTEEN
Additional Provisions

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following: (a) the amount of a financial benefit received by a director to which the director is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation under any applicable Sections of the Act; or (d) an intentional violation of criminal law. If the Act is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, or is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’ s heirs, executors and administrators; provided, however, that except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Thirteen shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Act requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article Thirteen or otherwise.
Right of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Article Thirteen is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Act. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article Thirteen or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.
Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article Thirteen shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Act.
Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Thirteen or as otherwise permitted under the Act with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
Bylaws. The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted by the board of directors.
ARTICLE FOURTEEN
The number of pages attached and included in these Articles is 5.
IN WITNESS WHEREOF, I have hereunto set my hand, this 26th of February, 2002.
/s/Virginia D. Lancaster
Virginia D. Lancaster
155 Franklin Road, Suite 400
Brentwood, TN 37027

NOTARY

State of Tennessee	)
)
County of Williamson	)
Sworn to before me this 26th day of February, 2002.
Seal
/s/Sherry A. Donnelly
Sherry A. Donnelly, Notary Public
My commission expires: 10-19-04
RETURN TO:
Roy Martin Services
2106 Kanawha Blvd E, Suite A610
Charleston, WV 25311